Exhibit 2.1

ASSET PURCHASE AND REDEMPTION AGREEMENT

Dated as of April 19, 2011

by and among

R & A PRODUCTIONS, INC.,

AMERICAN CRYOSTEM CORPORATION,

AMERICAN CRYOSTEM ACQUISITION CORP.

and

THE PRINCIPAL SHAREHOLDER

of

R & A PRODUCTIONS, INC.

ASSET PURCHASE AND REDEMPTION AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 19th day of April 2011, by and among R & A Productions, Inc., a Nevada corporation (the “Parent”), American CryoStem Acquisition Corp., a Nevada corporation and wholly owned subsidiary of the Parent (the “Purchaser” and with the Parent, the “Parent Parties”), American CryoStem Corporation, a Nevada corporation (the “Seller”) and Hector Medina, an individual and a shareholder of Parent (the “Principal Shareholder”).

W I T N E S S E T H

WHEREAS, the Parent files periodic reports with the Securities and Exchange Commission (the “Commission”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its shares of common stock, par value $0.001 per share (the “Common Stock”), are eligible for quotation under the symbol “RAPP” on the OTC QB™ operated by the Pink OTC Markets (the “OTC QB”).

WHEREAS, the Purchaser is newly formed and wholly owned subsidiary of the Parent formed to, among other related activities, effectuate the Acquisition (as hereinafter defined).

WHEREAS, the Seller is a development stage non-reporting entity whose common stock is eligible for quotation on the “OTC Pink Sheets No Information” operated by the Pink OTC Markets and has developed and markets a proprietary core processing platform for Adipose (fat) Derived Adult Stem Cells for collecting, processing, and long term storage of adult stem cells.

WHEREAS, Purchaser intends to buy the Purchased Assets and assume the Assumed Liabilities (each as hereinafter defined) and Seller intends to sell, assign and transfer the same to Purchaser, for 21,000,000 shares of Common Stock upon the terms and conditions of this Agreement (the “Purchase Shares”).

WHEREAS, the purchase of the Purchased Assets and the assumption of the Assumed Liabilities (collectively, the “Acquisition”) shall close simultaneously with the closing of an offering to be conducted by the Parent (the “Offering”) of shares of Common Stock (the “Offered Shares” and with the Purchase Shares, the “Issuable Shares”) to be offered in units (the “Unit”), where each such Unit shall consist of 100,000 Offered Shares, in a minimum amount of $500,000 (the “Minimum Amount”) and a maximum amount of $5,000,000 (the “Maximum Amount”) pursuant to a subscription agreement (the “Subscription Agreement”) executed by and between the Parent and each of the subscribers in the Offering (the “Subscribers”).

WHEREAS, on or prior to the Closing Date, the Parent shall redeem (the “Redemption”) 3,170,000 shares of Common Stock from the Principal Shareholder (the “Redemption Shares”), for a redemption price of $350,000 (the “Redemption Price”), which Redemption Price is payable from the net proceeds of the Offering contemporaneously with the closing thereof;

WHEREAS, as conditions to the closing of the Acquisition: (i) the Parent shall have closed upon no less than the Minimum Amount in the Offering; (ii) the two (2) executive officers and directors of the Seller shall become the executive officers and directors of the Parent (together with any other persons appointed by such two (2) persons as executive directors and/or directors of the Parent), and (iii) the Parent shall have effectuated the Redemption.

WHEREAS, following the closing of the Acquisition, the Redemption and the Offering and the other Transactions, and assuming the sale of the Maximum Amount, (a) there will be 33,845,862 shares of Common Stock issued and outstanding, of which (i) the Seller shall own the 21,000,000 Purchase Shares, which collectively shall constitute approximately 62% of the issued and outstanding shares of Common Stock, on a fully-diluted basis, (ii) the shareholders of the Parent prior to the Transactions (the “Present Shareholders”) shall own all of the 2,845,862 issued and outstanding shares of Common Stock, which shares shall constitute approximately 8.4% of the issued and outstanding shares of Common Stock, on a fully-diluted basis, and (iii) the Subscribers shall own the 10,000,000 Offered Shares, which shares shall constitute approximately 29.6% of the issued and outstanding shares of Common Stock, on a fully-diluted basis, (b) there will be no options, warrants and/or other securities issued and outstanding, (c) the Purchaser shall own substantially all of the assets and liabilities of the Seller, and (d) the two (2) executive officers and directors shall become the executive officers and directors of the Parent (in addition to any other executive officers and directors appointed by such two (2) persons).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate“ means, with respect to any person, any other person controlling, controlled by or under common control with such person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Assignment” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.5.

“Assumption” shall have the meaning set forth in Section 2.5.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business,  Liabilities, Properties, results of operations,  condition (financial or otherwise) or working capital of the Parent Parties or the Seller, as the case may be, or the ability of any Party to consummate on a timely basis the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other Transactions Documents, and (b) any adverse change in or effect on the business of the Parent Parties or the Seller, as the case may be, that is cured by such Party before the Closing Date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Parent Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Parent Parties as defined by Rule 405 under the Securities Act.

“Parent Disclosure Schedule” means the disclosure schedules delivered by the Parent to the Seller concurrently herewith.

“Party” means the Seller, the Parent, the Purchaser and the Principal Shareholder, individually.

“Parties” means the Seller, the Parent Parties and the Principal Shareholder, collectively.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Principal Exchange” means the OTC QX or the OTC QB (each as operated by the OTC Pink Sheets), the OTC BB, NASDAQ, the NYSE and AMEX.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Seller, the Parent Parties, the Principal Shareholder and/or a Parent Control Person.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Sale” shall have the meaning set forth in Section 2.1.

“SEC Reports” means all reports required to be filed with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Seller Disclosure Schedule” means the disclosure schedules delivered by the Seller to the Parent concurrently herewith.

“SIPC” means the Securities Investor Protection Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning set forth in Section 5.1.

“Transaction Documents” means this Agreement, the Subscription Agreement and all other agreements, documents, instruments or certificates delivered in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement (including, but not limited to, the Acquisition, the Offering and the Redemption) and the other Transaction Documents.

“Transfer” shall have the meaning set forth in Section 2.1.

Recitals.  The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE II
PURCHASED ASSETS AND ASSUMED LIABILITIES

2.1          Purchased Assets. Subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign, grant and deliver (collectively, the “Sale” and with the Assumption, as hereinafter defined, the “Transfer”) to Purchaser, and Purchaser shall acquire, and except as otherwise indicated in this Section 2.1, at the Closing (as hereinafter defined), subject to the Permitted Encumbrances (as hereinafter defined), all right, title and interest in and to all business, Properties, equipment, furniture, fixtures, licenses, goodwill and rights of Seller as a going concern, of every kind, nature and description, tangible and intangible, owned or leased, or mixed, wherever located and whether or not carried or reflected on the Records of Seller, including all Properties,  franchises, rights described in the Bill of Sale, Assignment and Assumption Agreement annexed as Exhibit A hereto (the “Assignment”), and all of the other assets of Seller but excluding the Excluded Assets (as hereinafter defined), as the same shall exist on the Closing Date (as such term is defined in Section 5.1), forming a part of or used in connection with any of Seller’s business.  All of the foregoing (other than the Excluded Assets) are herein collectively referred to as the “Purchased Assets.”  The Purchased Assets also include, without limitation, all, or where expressly indicated below in this Section 2.1, all right and title and interest of Seller in and to all, of the following:

(a)           Seller’s customer accounts described in Schedule 2.1(a) of the Seller Disclosure Schedule to this Agreement (the “Acquired Customer Accounts”);

(b)           All books and records, and other information, relating to the Acquired Customer Accounts and any other customer accounts (“Other Accounts”) ever serviced by the Seller to the extent that such information regarding Other Accounts is in Seller’s possession;

(c)           All Contracts to which the Seller is a Party or by which it is bound, each as listed on Schedule 2.1(c) and described in Schedule 6.10 of the Seller Disclosure Schedule;

(d)           All Records;

(e)           All trademarks, service marks, logos, trade names, slogans, corporate names, Internet domain names, websites and rights in telephone numbers, email and other addresses, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(f)           All computer software, including source code, executable code, data, databases, and related documentation;

(g)          All advertising and promotional materials;

(h)          The permits and licenses listed in Schedule 6.4 of the Seller Disclosure Schedule;

(i)           All cash and cash-equivalents; and

(j)           Such other Properties of Seller listed on Schedule 2.1(j) of the Seller Disclosure Schedule.

2.2          Excluded Assets. The Sale under this Agreement shall not include any rights, claims and things or other Properties not specifically included in the Purchased Assets (collectively, the “Excluded Assets).  All such Excluded Assets are listed on Schedule 2.2 of the Seller Disclosure Schedule.

2.3          Instruments of Transfer. The Transfer to Purchaser of each of the Purchased Assets as herein provided shall be effected by the Assignment and any other bills of sale, licenses, endorsements, assignments, certificates of title, and/or other good and sufficient instruments of transfer and conveyance, satisfactory in form and substance to the Seller and as shall be effective to vest in Purchaser title to each and all such Purchased Asset(s) as required by this Agreement.

2.4          Title to Purchased Assets. Seller shall Transfer to Purchaser good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances, except for those encumbrances or limitations expressly identified on Schedule 2.4 of the Seller Disclosure Schedule (the “Permitted Encumbrances”).

2.5          Assumed Liabilities. Except as may otherwise expressly be provided hereunder, Purchaser shall, at the Closing, execute and deliver to Seller the fully executed Assignment pursuant to which, among other things, Purchaser shall assume and agree to pay and perform (the “Assumption”), as the same shall become due in accordance with their respective terms, the liabilities of Seller set forth on Schedule 2.5 hereto, in each case only to the extent that such obligation is legally enforceable and also shall not have been paid, performed or discharged prior to the Closing (hereinafter collectively referred to as the “Assumed Liabilities”).

2.6          Excluded Liabilities. Except as expressly provided on Schedule 2.6 hereto, Purchaser shall not and does not assume any Liability or obligation of Seller, fixed or contingent, disclosed or undisclosed, and does not and shall not assume any Liability for any claim, debt, default, duty, obligation or Liability of Seller of any kind or nature, whether known or unknown, contingent or fixed, all of which, to the extent that they exist on and after the Closing, shall be retained by Seller.  All of the foregoing are collectively referred to as the “Excluded Liabilities.”

2.7          Consent to Assignment.  Except as may otherwise be provided hereunder, Seller shall, at the Closing, execute and deliver to Purchaser, and cause each party with which the Seller has entered into a Contract that remains in full force and effect to execute and deliver to Purchaser, an assignment and consent to assignment agreement in the form as attached hereto as Exhibit B (the “Consent to Assignment”).  All such Consent(s) to Assignment are listed on Schedule 2.7.

ARTICLE III
PURCHASE PRICE; SALES AND TRANSFER TAXES

3.1          Consideration.

(a)           Purchase Price.  The purchase price for the Purchased Assets to be acquired pursuant to Section 2.1 shall, in addition to the assumption of liabilities pursuant to Section 2.5, be the Purchase Shares.

(b)           Issuance of Purchase Shares.  The purchase price shall be issued in full at the initial Closing (as defined in Section 5.1) as set forth in such Section 5.1.

3.2          Sales and Transfer Taxes. Purchaser shall pay all sales and other transfer taxes arising out of the Transfer of the Purchased Assets to Purchaser.

ARTICLE IV
REDEMPTION OF REDEMPTION SHARES

4.1          Redemption of Redemption Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parent shall pursuant to the Redemption redeem the Redemption Shares from the Principal Shareholder and the Principal Shareholder shall sell, assign, transfer, convey, and deliver to the Escrow Agent on behalf of the Seller the Redemption Shares. The Principal Shareholder shall deliver the originally issued certificate or certificates evidencing the Redemption Shares at the Closing free and clear of all Encumbrances and accompanied by duly executed stock powers or similar documents of transfer (endorsed in blank) and with any necessary stock transfer tax stamps affixed thereto.

4.2          Redemption Price.  Subject to and upon the terms and conditions of this Agreement, the Parent shall cause to be paid to the Principal Shareholder, in full payment for the Redemption Shares and in reliance upon the representations and warranties made herein by the Principal Shareholder, the Redemption Price.

4.3          Method of Payment of Redemption Price.  Prior to, and as a condition of, the Closing, the Subscribers shall have deposited no less than the Minimum Amount in a non-interest bearing escrow account with Gusrae, Kaplan, Bruno & Nusbaum, PLLC as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement by and between the Seller and the Escrow Agent (the “Escrow Agreement”).  Subject to the satisfaction of the terms and conditions of this Agreement, the Subscription Agreement and the other Transaction Documents, and in accordance with the Escrow Agreement, on the date of the initial closing of the Offering, the Escrow Agent shall, among other things, deliver to the Principal Shareholder the Redemption Price and the Principal Shareholder shall deliver the Redemption Shares.

ARTICLE V
THE CLOSING; CLOSING DELIVERIES

5.1          Closing; Closing Date; and Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) will occur on or before the date that is ten (10) days after all of the conditions for Closing described in this Agreement have been waived or satisfied; provided, however, that if such conditions have not been satisfied or waived prior to June 8, 2011 (the “Termination Date”), and the Parties have not mutually agreed to extend such date in writing, then this Agreement shall be terminated as provided in Section 12.1(b). Such date of Closing, including any extensions mutually agreed to by the Parties, is hereafter referred to as the “Closing Date.”

5.2          Actions to Be Taken at the Closing. At the Closing, the Parties will take all of the following actions and deliver all of the following (collectively, the “Closing Deliveries”):

(a)           Seller will deliver or cause to be delivered to the Parent Parties the following:

(i)           The Assignment executed by Seller;

(ii)          The Consent(s) to Assignment;

(iii)         All other documents, materials, instruments, papers, items and Property required by the terms of this Agreement to be delivered to Purchaser to Transfer and vest in Purchaser good and marketable title in and to the Purchased Assets free and clear of all Encumbrances except for the Permitted Encumbrances applicable thereto.

(b)           The Parent Parties will deliver the following to, unless otherwise specified, the Seller:

(i)           The certificate(s) to be issued by Parent representing the Purchase Shares;

(ii)          The Assignment executed by Purchaser;

(iii)         The Principal Shareholder will deliver certificate(s) representing the Redemption Shares to the Escrow Agent on behalf of the Seller;

(iv)         An officer’s certificate in the form of Exhibit C annexed hereto executed by the Parent (the “Officer’s Certificate”);

(v)          A secretary’s certificate in the form of Exhibit D annexed hereto executed by the Parent (the “Secretary’s Certificate”), including evidence of all requisite corporate approval obtained by the Parent for this Agreement and the other Transaction Documents, including but not limited to the approval hereof and thereof by the board of directors of the Parent;

(vi)         A Release in the form attached hereto (the “Release”) executed by the Principal Shareholder in the form attached hereto as Exhibit E.

(vii)        The resignations of all the officers and directors of the Parent;

(viii)       All Bank Accounts (as hereinafter defined);

(ix)         Evidence satisfactory to Seller that the designees of the Seller, the names of whom have heretofore furnished by the Seller to the Parent, shall be the only authorized signatories with respect to all of Parent’s and Purchaser’s accounts, credit lines, safe deposit boxes or vaults and credit or charge cards set forth or required to be set forth in Schedule 7.34 of the Parent Disclosure Schedule (the “Bank Accounts”);

(x)          All Records, including, but not limited to, the stock book, stock ledger, minute books and corporate seal of each of the Parent  Parties;

(xi)         The Lease Assignment;

(xii)        All correspondence with the Commission;

(xiii)       All correspondence with FINRA;

(xiv)       Letters from the Principal Shareholder and each of the other officers and directors of the Parent addressed to the Seller stating, among other things, that all SEC Reports were true and accurate when filed with the Commission (the “10b-5 Letters”) in the form attached hereto as Exhibit F;

(xv)        Certificates issued by the Secretary of State of Nevada to the effect that the Parent is in good standing with respect to the payment of franchise, sales and use taxes in the State of Nevada;

(xvi)       A stock certificate of the Purchaser showing that the Purchaser is wholly owned by the Parent;

(xvii)      All Tax Returns; and

(xviii)      All blue sky filings made by the Parent since its inception.

(c)           Seller, on the one hand, and the Parent, the Purchaser and the Principal Shareholder, on the other hand, shall take such other actions and shall execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or as may reasonably be requested by the other Party or Parties in connection with the consummation of the Transfer and the other transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Parent as of the date hereof and as of the Closing Date that:

6.1          Corporate Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns.

6.2          Authority.  The Seller has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to carry out the Transactions. The execution, delivery and performance of this Agreement and the Seller Documents by the Seller have been duly authorized by its board of directors and its shareholders. No other corporate proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement, the Transaction Documents to which it is a Party and the performance of the Transactions .

6.3          Title and Condition.  The Purchased Assets are owned solely by Seller, and Seller has good, assignable and marketable title to the Purchased Assets.  At the Closing, Purchaser shall receive from Seller good, assignable and marketable title to the Purchased Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances.

6.4          Consents; Consents to Assignment; Permits.  All Consents to Assignment are described in Schedule 6.4 of the Seller Disclosure Schedule.  Except as set forth in Schedule 6.4 of the Seller Disclosure Schedule, no notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority, including, but not limited to, the Food and Drug Administration (the “FDA”) is required by or with respect to, the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a Party.  The Seller has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of the Seller.  All such Permits are listed on Schedule 6.4 of the Seller Disclosure Schedule. Except as set forth in Schedule 6.4 of the Seller Disclosure Schedule, no notice has been issued and no investigation, inquiry or review is pending or, to Seller’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Seller of any Legal Requirement, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Seller.

6.5          Non-contravention. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a Party by the Seller and the performance of this Agreement by the Seller do not and will not (i) result in a breach of, or constitute a default under Seller’s Charter Documents, (ii) result in a breach of, or constitute a default under, any Contract, including, but not limited to, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking to which the Seller is a Party or to which the Seller or any of its Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental Authority to the Seller or any of its Properties may be subject or bound, or (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation applicable to the Seller.

6.6          Financial Statements. The Seller has delivered to the Parent true and complete copies of its audited balance sheets as of, and the statements of results of operations for the years ended December 31, 2009 and 2008 (the “Audited Financial Statements”) and its unaudited balance sheet as of September 30, 2010 and the related statements of operations, cash flows and changes in shareholders’ equity of Seller for the period ending on such date (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The balance sheet as of September 30, 2010 is referred to herein as the “Most Recent Balance Sheet.” To the best of Seller’s Knowledge, the Financial Statements are true and correct in all material respects and present fairly the financial position of the Seller as of the respective dates indicated and the results of operations for the respective periods indicated, having been prepared in conformity with GAAP (as hereinafter defined) applied on a consistent basis.

6.7          Absence of Certain Changes or Events. Since the date of the Most Recent Balance Sheet there has not been (i) any change (other than changes involving prospective changes in the general economic environment in which the Seller operates), which has affected, or may reasonably be expected to affect materially and adversely the Purchased Assets; or (ii) any damage, destruction or other casualty loss with respect to the Purchased Assets.

6.8          Assumed Liabilities.  Schedule 6.8 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Assumed Liabilities as of April 15, 2011, including, without limitation, its secured creditors and other creditors having liens on any of the Purchased Assets.

6.9          Absence of Undisclosed Liabilities and Agreements.  Except as reflected in the Audited Financial Statements or as set forth in Schedule 6.9 of the Seller Disclosure Schedule, or otherwise contemplated by this Agreement, the Seller has neither (i) incurred any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are material to the Purchased Assets; nor (ii) become a party to any agreement (other than agreements made in the ordinary and usual course of its business) which affects or may affect materially and adversely the Purchased Assets.

6.10        Contracts. Schedule 6.10 of the Seller Disclosure Schedule contains an accurate and complete list and terms of all the Seller’s Contracts.  Except as disclosed in Schedule 6.10 of the Seller Disclosure Schedule, there are no defaults and the Seller has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Transfer, the other the Transactions or otherwise, of any obligation to be performed by any party to a Contract to which the Seller is a party or by which it is bound.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE PRINCIPAL SHAREHOLDER

Each of the Parent and the Principal Shareholder hereby jointly and severally represents and warrants to the Seller as of the date hereof and as of the Closing Date that:

7.1          Corporate Organization.  Each of the Parent and the Purchaser; (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, all of which Properties are listed on Schedule 7.1 of the Parent Disclosure Schedule, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on the Parent’s business; the Parent is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of the Parent’s business as presently conducted requires such registration. The copies of the Articles of Incorporation and Bylaws (the “Parent Charter Documents”) of the Parent annexed hereto as Schedule 7.1 of the Parent Disclosure Schedule are complete and correct copies of such instruments as presently in effect.

7.2          Authority.  Each of the Parent and the Purchaser has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Parent Parties have been duly authorized by its board of directors and its shareholders. No other corporate proceedings on the part of either of the Parent Parties are necessary to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and the performance of the Transactions.   The Principal Shareholder has full authority, legal capacity and competence to execute, deliver and perform this Agreement and the Transaction Documents and to perform the Transactions.  This Agreement has been duly executed and delivered by the Principal Shareholder, the Parent and the Purchaser and, assuming due execution and delivery hereof by the Seller, is a valid and legally binding agreement of each of the Principal Shareholder, Parent and the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

7.3          Capitalization.  As of the date hereof, the authorized capital stock of the Parent consists of (i) 75,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock.  As of the date hereof (i) 6,015,862 shares of Common Stock are issued and outstanding and, after giving effect to the Redemption of the 3,170,000 Redemption Shares, there will be 2,845,862 shares of Common Stock issued and outstanding on the Closing Date, all of which shares of Common Stock will be held by Present Shareholders, and (ii) no shares of Common Stock are held by the Parent in its treasury.  After giving effect to the Redemption and the issuance of the Purchase Shares to the Seller in the Acquisition and of the Offered Shares (with the Purchase Shares, the “Issuable Shares”) to the Subscribers (assuming the sale therein of the Maximum Amount), the Parent will have 33,845,862 shares of Common Stock issued and outstanding, of which (i) the 21,000,000 Purchase Shares will be owned by the Seller, which shares will constitute approximately 62% of the issued and outstanding Common Stock, (ii) the 10,000,000 Offered Shares will be owned by the Subscribers, which shares will constitute approximately 29.6% of the issued and outstanding Common Stock, and (iii) 2,845,862 shares of Common Stock will be owned by the Present Shareholders, which shares will constitute approximately 8.4% of the issued and outstanding Common Stock, where each such figure is calculated on a fully diluted basis.

Other than as set forth above, no shares of capital stock or other voting or non-voting securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Nevada, the Parent Charter Documents, or any Contract to which the Parent is a party or otherwise bound. Except as contemplated by this Agreement, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound; (a) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent, (b) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement but excepting the Transactions, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. To the Parent’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Parent issued prior to the Closing complied with all applicable federal and state securities laws and the Parent has not been notified by the Commission, FINRA, any state securities commission or any other Governmental Authority of the absence of compliance by the Parent with any federal and state securities laws or other Legal Requirements.  No stockholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

7.4          Consents; Permits; Defaults.  No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority or the Principal Exchange is required by or with respect to, the Parent Parties or the Principal Shareholder in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents and the Transactions by the Parent Parties or the Principal Shareholder. The Parent has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of the Parent. All such Permits are listed on Schedule 7.4 of the Parent Disclosure Schedule.  No notice has been issued and no investigation, inquiry or review is pending or, to Parent’s or the Principal Shareholder’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Parent of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Parent.  There are no defaults, and neither the Parent nor the Principal Shareholder has any Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Transfer or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which the Parent is a party or by which it is bound.

7.5          Non-contravention. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Parent Parties and the Principal Shareholder and the performance of this Agreement by each of the Parent Parties and the Principal Shareholder do not and will not (i) result in a breach of, or constitute a default under Parent Charter Documents, (ii) result in a breach of, or constitute a default under, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking or Contract to which any of the Parent Parties or the Principal Shareholder is a party or to which any of the Parent Parties or the Principal Shareholder or any of their respective Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental Authority including, but not limited to, the Commission, to either of the Parent Parties or the Principal Shareholder or any of their respective Properties may be subject or bound, (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation or other Legal Requirement applicable to any of the Parent Parties or the Principal Shareholder, or (v) result in a violation of any law, statute, ordinance, rule or regulation of any Principal Exchange.

7.6          Financial Statements; No Liabilities.

(a)           The Parent has delivered to the Seller true and complete copies of its audited balance sheets as of, and the statements of results of operations, cash flows and changes in shareholders’ equity for the years ended September 30, 2010 and September 30, 2009 (the “Parent Financial Statements”).  To the best of Parent’s Knowledge, the Parent Financial Statements are true and correct in all material respects and present fairly the financial position of the Parent as of the respective dates indicated and the results of operations for the respective periods indicated, having been prepared in conformity with GAAP (as hereinafter defined) applied on a consistent basis.

(b)           The Parent does not have any Liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

7.7          Contracts.

(a)           Schedule 7.7(a) of the Parent Disclosure Schedule contains an accurate and complete list and terms of all the Parent’s Contracts.  Other than as set forth on such otherwise set forth on Schedule 7.7(a), the Parent is not a party to or bound by any of the following, whether written or oral:

(i)           Any Contract that cannot by its terms be terminated by the Parent with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)          Any Contract or commitment for capital expenditures by the Parent in excess of $1,000 per calendar quarter in the aggregate;

(iii)         Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv)         Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)          Any Contract with any Affiliate of the Parent (including the Principal Shareholder) relating to the provision of goods or services by or to the Parent;

(vi)         Any Contract for the sale of any assets;

(vii)        Any Contract that purports to limit the Parent’s freedom to compete freely in any line of business or in any geographic area;

(viii)       Any preferential purchase right, right of first refusal, or similar agreement; or

(ix)          Any other Contract that is material to the business of the Parent.

(b)           All of the Contracts listed or required to be listed in Schedule 7.7(a) of the Parent Disclosure Schedule are valid, binding and in full force and effect, and the Parent has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect.  Neither the Parent nor, to the Knowledge of the Parent, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 7.7(a) of the Parent Disclosure Schedule.  Following the Closing, the Parent will continue to be entitled to all of the benefits currently held by the Parent under each Contract listed or required to be listed in Schedule 7.7(a) of the Parent Disclosure Schedule.

(c)          The Parent is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

7.8          Absence of Certain Changes or Events.

(a)          Since September 30, 2010 (the “Applicable Date”), there has not been:

(i)           any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Parent;

(ii)          any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Parent; or

(iii)         Any material adverse change in the Parent’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)          Since the Applicable Date, the Parent has not:

(i)           merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)          purchased any securities of any Person;

(iii)         created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)         made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Parent or the Seller’s business operations;

(v)          entered into, amended or terminated a Contract;

(vi)         sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii)        settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)       incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditures in excess of $1,000;

(ix)          maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)          granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi)         suffered any extraordinary losses or waived any rights of material value;

(xii)         made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Parent;

(xiii)       engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv)       declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv)        amended its Articles of Incorporation or Bylaws, except for the amendment to the Articles of Incorporation having an effective date of April 11, 2011;

(xvi)       issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii)      agreed or committed to do any of the foregoing.

7.9          Absence of Undisclosed Liabilities and Agreements.  Neither the Parent nor the Principal Shareholder has (i) incurred any debts, Liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are material to the Purchased Assets, or (ii) become a party to any agreement (other than agreements made in the ordinary and usual course of its business) which affects or may affect materially and adversely the Purchased Assets.

7.10        Compliance with Laws.  The business of the Parent has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities and the Principal Exchange, except where such failure would not have a material adverse effect on the Parent or its business. The Parent has filed all reports and statements, including but not limited to the SEC Reports, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over the Parent’s operations.  Neither the Principal Shareholder nor the Parent has received any written communication from a Governmental Authority that alleges that the Parent is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

7.11        Redemption.  Prior to or simultaneously with the Closing, the Parent shall redeem from the Principal Shareholder the Redemption Shares.

7.12        Tax Matters. All Tax Returns (as hereinafter defined) required to be filed on or before the date hereof by or with respect to the Parent have been filed, all Taxes (as hereinafter defined) shown to be due on the Tax Returns referred to in clause have been paid in full, and there are no outstanding waivers or extensions of statutes of limitation with respect to any Taxes required to be shown on any Tax Returns.

7.13        Litigation.  There is no claim, action, suit or proceeding pending or, to the Knowledge of Parent or the Principal Shareholder, threatened against any of the Parent or the Principal Shareholder or their respective Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, the Parent, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such transaction or to limit, in any manner the right of the Seller to control or use the Purchased Assets after the Closing Date, nor is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to, the Commission, commission, agency or instrumentality or arbitrator outstanding against any of the Parent or the Principal Shareholder having, or which may in the future have, any such effect.  Neither the Parent nor the Principal Shareholder is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of the Parent.  The Parent is not a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the Purchased Assets.

7.14        Title to Properties.  The Parent has good and marketable title in fee simple to all real property owned by it that is material to the business of the Parent, and good and marketable title in all personal property owned by it that is material to the business of the Parent, in each case free and clear of all Encumbrances.  Any real property and facilities held under lease by the Parent are held by it under valid, subsisting, assignable with no impediment and enforceable leases of which the Parent is in compliance.  The purchase of the Purchased Assets will not in any way affect the Parent’s title to, or lease of, such real property or to dispose of it in any way whatsoever.

7.15        Patents and Trademarks.  The Parent has, or has rights to use, all its Intellectual Property Rights.  The Parent has received no written notice that the Intellectual Property Rights used by it violates or infringes upon the rights of any Person.  All such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.  All Intellectual Property Rights are set forth on Schedule 7.15 of the Parent Disclosure Schedule.

7.16        Banks.  Schedule 7.16 of the Parent Disclosure Schedule sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Parent has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Parent in matters concerning any of its business or affairs.  No such proxies, powers of attorney or other like instruments are irrevocable.  The Parent has furnished the Seller with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

7.17        Absence of Certain Business Practices.  Neither the Parent, the Principal Shareholder nor any other Affiliate or agent of the Parent or the Principal Shareholder, or any other person acting on behalf of or associated with the Parent, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Parent (or assist the Parent in connection with any actual or proposed transaction), in each case which (i) may subject the Parent to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of the Parent, or (iii) if not continued in the future, may adversely affect the  business, financial condition, operations or prospects of the Parent.

7.18        Transactions with Affiliates.  The Parent has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with either the Principal Shareholder or any other officer, director or shareholder of the Parent or any of their respective Affiliates.  Neither the Principal Shareholder nor any other Affiliate of the Parent is indebted to the Parent for money borrowed or other loans or advances, and the Parent is not indebted to any such Affiliate.

7.19        Absence of Certain Parent Control Person Actions or Events.  To the Parent’s Knowledge, none of the following has occurred during the past three (3) years with respect to a Parent Control Person:

(a)           A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such Parent Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)           Such Parent Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)           Such Parent Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)           Such Parent Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Parent Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e)           Such Parent Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

7.20        SEC Reports. The Parent has filed in a timely manner with the Commission all SEC Reports required to be filed pursuant to the Securities Act and Exchange Act and is current in its reporting obligations.  As of their respective dates, all SEC Reports complied in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Reports contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.21        Books and Records; Internal Accounting Controls.  The books and records of the Parent accurately reflect in all material respects the information relating to the business of the Parent, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of the Parent to the extent required to be contained therein.  The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.  All such books and records are appended to, and a description of the internal accounting controls are listed on, Schedule 7.22 of the Parent Disclosure Schedule.

7.22        No Integrated Offering.  Neither the Parent, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the Parent from selling securities within the six (6) months following the Closing Date, whether pursuant to Rule 506 promulgated under the Securities Act or otherwise.

7.23        Common Stock Symbol.  The Common Stock is currently quoted on the OTC QB under the symbol “RAPP”

7.24        No SEC or FINRA Inquiries; Delisting.  To the best of the Parent’s Knowledge, the Parent is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA.  The Parent has no Knowledge of any action by the Commission, FINRA and/or the Principal Exchange that seeks to delist the shares of Common Stock from the Principal Exchange or otherwise render such shares ineligible for quotation and trading on the Principal Exchange.

7.25        Disclosure of Material Information.  Neither the Parent nor any other Person acting on its behalf has provided or will provide the Seller or its agents or counsel with any information that the Parent and/or the Principal Shareholder believe constitutes material non-public information (other than with respect to the Transactions), unless prior thereto the Seller shall have executed a written agreement regarding the confidentiality and use of such information.  The Parent and the Principal Shareholder understand and confirm that the Seller will be relying on the foregoing representations in effecting transactions in securities of the Parent.

7.26        No Conflicts.  The execution and delivery by the Parent Parties and the Principal Shareholder of this Agreement and the other Transaction Documents and compliance with the terms hereof and thereof do not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, redemption or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Properties of the Parent under, any provision of (i) the Parent Charter Documents, (ii) any Contract to which the Parent is a party or by which any of its Properties is bound, (iii) any material Permit or any Order to which the Parent is a party, or (iv) any judgment, order or decree or Law applicable to the Parent or its Properties.

7.27        Labor Matters. The Parent is not a party to any representation or collective bargaining agreement with any employees.

7.28        Insurance. The Parent has furnished the Seller with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which the Parent is a party, and under which the Parent is or was a beneficiary.

7.29        Employment Agreements and Plans. The Parent has furnished the Seller with a list of all employment, consulting, advisory and confidentiality agreements to which the Parent is a party.  The Parent has delivered to Seller true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing).  The Parent has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of the Parent or for the benefit of any distributor, sales representative or other person resulting from a relationship with the Parent.

7.30        Books and Records. The Parent maintains all necessary Records pertaining to its business and operations as are required to be maintained by the Exchange Act, the rules and regulations promulgated thereunder, and any state securities laws or rules or regulations applicable to the Parent.

7.31        Purchase Shares. The Purchase Shares to be issued pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

7.32        Due Diligence. All documents and other materials relating to the Parent and provided to the Seller in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

7.33        No Registration Rights.  No holder of any securities of the Parent has any registration and/or similar rights at any time or under any circumstances which would require the Parent to register the Common Stock, or any other securities of the Parent, for sale under the federal securities laws.

7.34        Bank Accounts. Set forth on Schedule 7.34 of the Parent Disclosure Schedule is a true, complete and accurate list of all Bank Accounts, safe deposit boxes, and credit or charge cards maintained by the Parent.

7.35        Prior Sales of Securities. To the Parent’s Knowledge, all prior sales of securities by the Parent were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Purchase Shares.  The Parent has no matured and/or unmatured rescission and/or similar rights to its shareholders.

7.36        DTC Eligibility.  The Parent’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company’ Fast Automated Securities Transfer Program.

7.37        No Subsidiaries.  Other than the Purchaser, the Parent has no Subsidiaries.

7.38        Disclosure. No representation or warranty by the Principal Shareholder or either of the Parent Parties in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by any of the Principal Shareholder or the Parent to the Seller or any of the Seller’s representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

The Principal Shareholder hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that the Principal Shareholder is the true and lawful registered holder and beneficial owner of the Redemption Shares, all of which Redemption Shares are free and clear of all Encumbrances.  None of the Redemption Shares is subject to any rights of any other Person to acquire the same.

ARTICLE IX
PRE-CLOSING COVENANTS AND AGREEMENTS

9.1          Conduct of the Parent

(a)           Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Parent agrees, and the Principal Shareholder covenants that it will cause the Parent, to conduct its business in accordance with its ordinary and usual course of business and in compliance with the Securities Act and the Exchange Act; use their best efforts, subject to the foregoing, to preserve Parent’s business organization, keep available to the Parent the services of Parent’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Seller to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Parent; maintain the Parent’s books and records in compliance with the Exchange Act; and refrain from causing the Parent to take any of the following actions without the prior written consent of the Seller:

 (i)          Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

 (ii)         Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

 (iii)        Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

 (iv)        Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties;

 (v)         Sell, lease, transfer or dispose of any of its Properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

 (vi)        Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

 (vii)       Enter into any transaction with the Principal Shareholder, any director, officer, stockholder or Affiliate of the Principal Shareholder or the Parent or with any Affiliate of any director, officer, stockholder or Affiliate of the Principal Shareholder or the Parent, except as contemplated by this Agreement;

 (viii)      Amend the Parent Charter Documents;

 (ix)        Increase in any manner the compensation or fringe benefits of any of its officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

 (x)         Violate any Legal Requirement applicable to the Parent and/or its business;

 (xi)        Issue or sell any shares of the Parent’s capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of the Parent;

 (xii)       Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Parent, its business, financial condition or results of operations;

 (xiii)      Pay any accrued fees or salaries to officers, directors, stockholders, or Affiliates, except salaries payable in accordance with past practices of the Parent;

 (xiv)      Organize any Subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

 (xv)       Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

 (xvi)      Make any single capital expenditure or commitment in excess of One Thousand Dollars ($1,000) or make aggregate capital expenditures and commitments in excess of Five Thousand Dollars ($5,000); or

 (xvii)     Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 9.1.

9.2           Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority any other person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

9.3           Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article IX, if it is so terminated, the Parent will not, and the Principal Shareholder will not permit the Parent, directly or indirectly, to initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than the Seller) concerning any possible proposal regarding a sale of capital stock of the Parent or a merger, consolidation, sale of substantially all Properties or other similar transaction involving the Parent or any division or major asset of the Parent without the prior written consent of the Seller.

9.4           Publicity. The Parent will not, and the Principal Shareholder will ensure that the Parent not, issue any press release or otherwise make any public statement with respect to the Transactions without the prior written consent of the Seller, except as may be required under applicable Legal Requirements; provided, however, with respect to the Parent’s Current Reports on Form 8-K (including, but not limited to, the Closing Form 8-K as such term is hereinafter defined, a “Form 8-K”), the Parties will consult with each other before filing such Form 8-K’s and provide each other the opportunity to review and comment upon such Form 8-K’s and the Parent shall not file such Form 8-K’s with the Commission without the Seller’s prior written consent, which shall not be unreasonably withheld.

9.5           Access.  From the date of this Agreement to the Closing Date, the Parent will, and the Principal Shareholder will cause the Parent to, give access to Seller and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of the Parent and furnish to Seller such documents and information concerning Parent’s business as Seller may reasonably request.  Seller will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all confidential documents and information concerning Parent and its business provided to them.

9.6           Form 8-K Information.  Seller shall provide the Parent with such audited annual and unaudited interim financial information, pro forma financial information and all footnotes thereto and auditor’s letters relating to its business as may be requested by the Parent in order for the Parent to comply with its reporting and disclosure obligations under the rules and regulations of the Commission (the “Form 8-K Financial Information”), in connection with the Parent’s preparation of its Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Closing Form 8-K”).  Seller shall provide such Form 8-K Financial Information promptly so as to allow the Parent and its regularly retained accounting firm (the “Parent’s Accountant”) to: (i) review all financial statements relating to Seller as may be required to be included in said Closing Form 8-K, and (ii) timely file the Closing Form 8-K.  Seller shall in a prompt and timely manner provide the Parent’s Accountant with such management representations as may be requested by the Parent’s Accountant in connection with its preparation of any financial statements for Seller relating to the Closing Form 8-K.

9.7           Appointment of Officers and Directors.  The Parent shall take all action necessary to have, effective immediately upon the Closing, (i) John Arnone appointed as the Chief Executive Officer, President and Chairman of the Parent’s board of directors, and (ii) Anthony Dudzinski appointed as the Parent’s Chief Operating Officer, Treasurer, Secretary and a member of the Parent’s board of directors, and (iii) such other Persons appointed to such other positions as the Seller shall have communicated to the Parent prior to the Closing.

9.8           Additional Agreements, Amendments or Supplements to Schedules.

(a)           Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all thing necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

(b)           After the date hereof and prior to the Closing Date, the Parent and the Principal Shareholder, as soon as practicable, shall supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules.

ARTICLE X
POST-CLOSING COVENANTS

10.1        Assignment of Office Facilities.  Parent shall obtain the consent from its landlord to, and shall deliver evidence thereof to the Seller, the assignment (the “Lease Assignment”) of the lease for Parent’s offices at 146A Redwood Avenue, Carlsbad, CA 92008 (the “Leased Premises”), providing for and mandating the Principal Shareholder’s assumption of such Leased Premise, as of any date determined by Seller in its sole discretion, provided that such date shall be anytime on or before the Closing Date. Pursuant to the Lease Assignment, a copy of which shall be delivered by the Parent to Seller, the Parent shall assign to the Principal Shareholder all of its rights and obligations under the Leased Premise for Parent’s offices and facilities, and the Principal Shareholder shall assume all of such rights and obligations under the lease, upon the effective date of such assumption.  Upon effectuation of the Lease Assignment, none of the Parent, the Purchaser or the Seller shall have any obligation under the Leased Premises to any Person.

10.2        Filing of Current Report on Form 8-K and Press Release. The Parent shall no later than four (4) Business Days after the Closing file the Closing Form 8-K with the Commission.  Other than with respect to any such Form 8-K, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

10.3        Blue Sky Laws.  The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Issuable Shares in connection with this Agreement.

10.4        Further Assurances. At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and instruments of transfer, assignment or conveyance and do such further acts and things as may be reasonably required in order to consummate the Transactions.

ARTICLE XI
CONDITIONS TO THE CLOSING

11.1        Conditions to Closing and the Purchaser’s Obligation to Purchase the Purchased Assets. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement including, without limitation, the purchase of the Purchased Assets on the Closing Date, are subject to the fulfillment, to the reasonable satisfaction of the Parent, prior to or on the Closing Date of each of the following conditions:

(a)           Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Transactions shall have been obtained or made

(b)           Representations, Warranties, Covenants, etc. The representations and warranties of the Seller contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)           Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person which seeks to prohibit, restrict or delay consummation of the purchase of the Purchased Assets hereunder, or any of the conditions to consummation of such purchase, or to subject the Parent Parties, the Principal Shareholder or any other of the Parent’s directors, officers, employees or agents to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d)           Closing Deliveries.  The Closing Deliveries specified in Section 5.2(a) shall have been made by the Seller.

11.2        Conditions to Closing and the Seller’s Obligation to Sell the Purchased Assets. The obligations of the Seller to consummate the transactions contemplated by this Agreement including, without limitation, the sale of the Purchased Assets on the Closing Date, are subject to fulfillment, to the satisfaction of the Seller, on or prior to the Closing Date, of each of the following conditions:

(a)           Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Transactions shall have been obtained or made.

(b)           Representations, Warranties, Covenants, etc. The representations and warranties of the Parent and the Principal Shareholder contained in this Agreement and/or the other Transaction Documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Parent and the Principal Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c)           Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person (excluding any such matter initiated by or on behalf of Seller) which (i) seeks to prohibit, restrict or delay consummation of the purchase of the Purchased Assets hereunder, or any of the conditions to consummation of such purchase (ii) seeks to subject the Seller or any of its directors, officers, employees or agents to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in sole and absolute discretion of the Seller have a Material Adverse Effect on the Seller, the Parent Parties or their respective businesses.

(d)           Due Diligence.  Seller shall have had the right through and until the date of the Closing, to conduct a full due diligence review of the Parent and of its Affiliates, and shall be satisfied with the results thereof.

(e)           Closing Form 8-K.  The Parent shall have prepared and be ready to timely file the Closing Form 8-K within four (4) business days from the Closing Date.

(f)           Redemption.  The Parent shall have completed the Redemption.

(g)           Offering.  The Parent shall have completed the Offering.

(h)           Absence of Certain Events.  Since the Applicable Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in the opinion of the Seller have a Material Adverse Effect on the Parent Parties.

(i)           Termination of Contracts. Unless otherwise expressly specified by the Seller in writing, all Contracts between the Parent and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Seller, all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Seller shall have been delivered to Seller.

(j)           Proceedings Satisfactory.  All proceedings to be taken by the Parent in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel, and Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may request.

(k)           Bankruptcy Proceedings.  No proceeding in which the Parent or the Principal Shareholder shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(l)           Quotation of Common Stock.  The shares of Common Stock shall be quoted for trading on the Principal Exchange under the symbol “RAPP” and there shall be at least one broker-dealer registered with the Commission and a member of FINRA and SIPC making a market in such shares.

(m)           Shareholder List.  The shareholder lists (i) heretofore furnished and (ii) to be furnished within three (3) business days prior to the Closing Date, each by the Parent to the Seller, shall have been certified as to accuracy and completeness by the Parent’s transfer agent and the information contained therein shall be satisfactory to the Seller in its sole and absolute discretion.

(n)          NOBO List.  The Parent shall have furnished the Seller with a Non-Objecting Beneficial Owners list dated no later than three (3) business days prior to the Closing Date.

(o)          Officer’s Certificate.  The Parent shall have delivered to the Seller an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of the Parent’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Parent with the conditions precedent set forth in this Section 11.2 as of the Closing Date.

(p)          Secretary’s Certificate.  The Parent shall have delivered to the Seller a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Parent’s board of directors or any committee thereof approving the Transactions, which resolutions shall be in full force and effect, (ii) the Articles of Incorporation of the Parent, which Articles of Incorporation shall be in full force and effect, (iii) the Bylaws of Parent, which Bylaws shall be in full force and effect, and (iv) the authority and incumbency of the officers of the Parent executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(q)          10b-5 Letters.  The Seller shall have received 10b-5 Letters from each of the Principal Shareholder and each of the other officers and directors of the Parent addressed to the Seller.

(r)           DTC Eligibility.  The shares of Common Stock shall be DTC eligible and proof thereof shall be furnished to the Seller.

(s)           Appointments.  The Parent shall have appointed (i) John Arnone as the Chief Executive Officer, President and Chairman of the Parent’s board of directors, and (ii) Anthony Dudzinski as the Parent’s Chief Operating Officer, Treasurer, Secretary and a member of the Parent’s board of directors, and delivered proof thereof.

(t)           Resignations.  The Parent shall have obtained the resignation of all its present officers and directors, including but not limited to the Principal Shareholder, and delivered proof thereof, including but not limited to fully executed resolutions of the board of directors of the Parent accepting such resignations.

(u)           Closing Deliveries.  The Closing Deliveries specified in Section 5.2(b) shall have been made and delivered to the Seller by the Parent Parties and the Principal Shareholder.

(v)          No Liabilities.  Neither the Parent nor the Purchaser shall have any Liabilities (and there shall be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability).

ARTICLE XII
TERMINATION

12.1        Prior to the Closing Date. This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the written agreement of the Parties;

(b)           By the Seller or the Parent in the event that the Closing has not occurred by the Termination Date;

(c)           By the Seller if the conditions set forth in Section 11.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

(d)          At the option of the Seller if (i) the Purchased Assets sustain a material loss, whether or not insured, as provided in Article III hereof; (ii) trading in securities on the New York Stock Exchange has been suspended or limited; (iii) material governmental restrictions have been imposed on trading in securities generally (not in force and effect on the date hereof); (iv) a banking moratorium has been declared by federal or Nevada authorities; (v) an outbreak of major international hostilities or other national or international calamity has occurred; (vi) a pending or threatened legal or governmental proceeding or action relating to the operations, business or financial condition of the Seller, or a notification has been received by any of the Parties hereto of the threat of any such proceeding or action, which could materially adversely effect the Purchased Assets; (vii) any material adverse change in the financial or securities markets beyond normal market fluctuations has occurred since the date of this Agreement, and is continuing, and is reasonably expected to have material adverse effect on the transactions contemplated by this Agreement; (viii) a terrorist attack upon the United States substantially similar in magnitude and scope to those that occurred on September 11, 2001; or (ix) any material adverse change has occurred in the Purchased Assets.

12.2        Liabilities upon Termination prior to the Closing Date. In the event of the termination of this Agreement prior to the Closing Date, this Agreement shall thereafter be valid solely to the extent performed, but shall become void and have no effect as to the obligations of the Parties as to all matters to be performed on or after the Closing Date, and no Party hereto shall have any liability concerning those matters to be performed after the Closing Date to the other Parties hereto or their respective stockholders, directors, officers, employees or agents in respect thereof, except that nothing herein will relieve any Party from liability for any willful breach of any covenant herein contained prior to such termination.  If this Agreement is terminated prior to the Closing Date, each of the Parties hereto shall bear their own expenses incurred in negotiating the Transactions and the preparation of this Agreement and its Schedules, Exhibits and all other related documents.

ARTICLE XIII
MISCELLANEOUS

13.1        Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

13.2        Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

13.3        Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.4        Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to the Parent or the Principal Shareholder:

R & A Productions, Inc.
146A Redwood Avenue
Carlsbad, CA 92008
Attention: Hector Medina, CEO

Telephone: _________________________
Facsimile: _________________________

If to the Seller:

American CryoStem Corporation
188 Bergen Place, Suite 204
Red Bank, NJ 07701
Attention: Anthony Dudzinski, CEO

Telephone: (732) 747-1007
Facsimile: (732) 747-7782

13.5        Governing Law; Venue.   This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.  The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, State and County of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of New York. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

13.6        Non-Survival of Representations and Warranties. No representations and warranties made by any Party hereto herein, in any Schedule, Exhibit or certificate delivered pursuant hereto or in any other Transaction Document shall survive the Closing Date.

13.7        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8        Facsimile or Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

13.9        Third Party Beneficiaries.  None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

13.10      Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

13.11      Severability.  In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

13.12      Entire Agreement.  This Agreement and the other Transaction Documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

AMERICAN CRYOSTEM CORPORATION

By:	/s/ Anthony Dudzinski
Name:	Anthony Dudzinski
Title:	Chief Executive Officer

PARENT:

R & PRODUCTIONS, INC.

By:	/s/ Hector Medina
Name:	Hector Medina
Title:	Chief Executive Officer

PURCHASER:

AMERICAN CRYOSTEM ACQUISITION CORP.

By:	/s/ John Arnone
Name:	John Arnone
Title:	Chief Executive Officer

PRINCIPAL SHAREHOLDER:

/s/ Hector Medina
Hector Medina, an Individual

LIST OF EXHIBITS AND SCHEDULES

Attachment I	Seller Disclosure Schedule

Attachment II	Parent Disclosure Schedule

Exhibit A	Assignment

Exhibit B	Consent to Assignment

Exhibit C	Officer’s Certificates

Exhibit D	Secretary’s Certificates

Exhibit E	Releases

Exhibit F	10b-5 Letters